AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1996

                                                       REGISTRATION NO. 33- D.C.
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              NatureNu Corporation

     Nevada                         1446                       88-0362458
     ------                         ----                       ----------
   (State of            (Primary standard industrial        (I.R.S. employer
  Incorporation)         classification code number)      identification number)

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                              NatureNu Corporation
                        Stephen L. Vonderheide, Chairman
                                 806 Packer Way
                              Sparks, Nevada 89431
                                 (702) 331-6661

                                 with a copy to:
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            Malcolm D. Crawford, Esq.
                             3631 E. 7th Ave. Pkwy.
                             Denver, Colorado 80206
                                 (303) 388-7752

        Approximate date of commencement of proposed sale to the public:
    As soon as possible after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box [x]

                                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
    Title of Each Class                                                                                    Amount of
     Securities to be             Shares to be              Valuation              Aggregate             Registration
        Registered                 Registered               Per Unit             Valuation (1)                Fee
============================================================================================================================
Common Stock                       3,430,000                  $3.00               $10,290,000               $3,396.00
----------------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                                      $3,396.00
----------------------------------------------------------------------------------------------------------------------------

(1)    Estimated solely for purposes of determining the registration fee.

                               ------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                            NatureNu Corporation

                                           Cross Reference Sheet
                            (Showing location in the Prospectus of Information
                           Required by Items 1 through 23, Part I, of Form SB-2)


      Item and Caption in Form SB-2                                  Location in Prospectus
      -----------------------------                                  ----------------------

1.    Front of Registration Statement and Outside Front
      Cover page of Prospectus.............................           Outside Front Cover

2.    Inside Front and Outside Back Cover Page of
      Prospectus ..........................................           Inside Front and Outside Cover Pages

3.    Summary Information and Risk Factors.................           Prospectus Summary; Risk Factors

4.    Use of Proceeds......................................            Use of Proceeds

5.    Determination of Offering Price......................            Outside Front Cover Page; Risk Factors; Underwriting

6.    Dilution.............................................            Risk Factors; Dilution

7.    Selling Security Holders.............................            Cover Page - Capitalization

8.    Plan of Distribution.................................            Outside Front Cover Page; Underwriting

9.    Legal Proceedings....................................            Business - Legal Proceedings

10.   Directors, Executive Officers, Promoters and Control
      Persons..............................................            Management

11.   Security Ownership of Certain Beneficial Owners and
      Management...........................................            Principal Stockholders

12.   Description of Securities............................            Description of Common Stock; Underwriting

13.   Interest of Named Experts and Counsel................            Experts; Legal Matters

14.   Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities.......................            Inside Front Cover Page of Prospectus; Underwriting

15.   Organization Within Last 5 Years.....................            Prospectus Summary; The Company; Business;
                                                                       Certain Transactions

16.   Description of Business..............................            Business; Risk Factors

17.   Management's Discussion and Analysis of
      Plan of Operation ...................................            Management's Discussion and Analysis of Plan of Operations

18.   Description of Property..............................            Business - Properties

19.   Certain Relationships and Related Transactions ......            Certain Transactions

20.   Market For Common Equity and
      Related Stockholder Matters .........................            Cover Page - Plan of Distribution

21.   Executive Compensation...............................            Management - Compensation

22.   Financial Statements.................................            Financial Statements - Experts

23.   Changes In and Disagreements With Accountants on
      Accounting and Financial Disclosure..................            N.A.

                  Subject to Completion Dated December 5, 1996


PRELIMINARY PROSPECTUS

                                   $1,800,000

                            NATURENU (TM) CORPORATION

                                  Common Stock

     NatureNu Corporation (the "Company") is offering 600,000 shares of Common Stock at $3.00 per share for an aggregate of $1,800,000. The Company has also registered 2,830,000 shares for three Shareholders (the "Selling Shareholders"). The Company will not receive any of the proceeds from the common stock sold by these Shareholders. See MANAGEMENT - Transactions With Management and Others and TERMS OF THE OFFERING.

     Prior to this offering, there has been no public market for the Common Stock of the Company. For the method of determining the initial public offering price of the Common Stock, see RISK FACTORS - Arbitrary Offering Price.

     Application has been made for the Common Stock to be quoted on the NASDAQ Bulletin Board Market System under the symbol _______.


         These Securities Offered Hereby Involve a High Degree of Risk.
                      See RISK FACTORS Beginning at page 2.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Table reflects only the shares being offered by the Company.

----------------------------------------------------------------------------------------
                                      Underwriting Discounts
                   Price to public      and Commissions(1)        Proceeds to Company(2)
----------------------------------------------------------------------------------------
Per Share              $3.00                  $.30                        $2.70
----------------------------------------------------------------------------------------
Total                $1,800,000             $180,000                     $1,620,000
----------------------------------------------------------------------------------------

1) See TERMS OF THE OFFERING for a discussion of the terms of the offering on a "best-efforts" basis. The shares will be offered by officers and directors of the Company for which they will not receive any compensation, and may be offered by members of the National Association of Securities Dealers, Inc. for which they will receive a 10% Commission.

2)   Before deducting expenses payable by the Company estimated at $54,000

3) All subscribed funds will be deposited in the Company's operating account with Sun State Bank, Reno, Nevada. There is no minimum required.

                        Stephen L. Vonderheide, Chairman
                              NatureNu Corporation
                                 806 Packer Way
                              Sparks, Nevada 89431
                              Phone (702) 331-6661
                               Fax (702) 331-7760

                                    RED INK

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             REPORTS TO SHAREHOLDERS

     Upon completion of this offering, the company will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith, will be required to file reports and other information with the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the public reference section of the Commission, Washington, D.C. 20549, at prescribed rates.


                    (Upper Left and Lower Left Package Label

                               Pictures Omitted)

                            SUMMARY OF THE PROSPECTUS


The Offering          I. Common Stock Outstanding:                   9,375,000*
                         Common Stock being Offered by the Company:    600,000
                           Total shares outstanding after
                           the Offering                              9,975,000


                      II. Net Proceeds to the Company:              $1,620,000*

                      ---------
                      * Assumes 100% of stock sales are made by NASD Brokers. See MANAGEMENT - Principal Shareholders.

Company Background    Harry J.  Vonderheide and his son, Steve, are the founders of Devil's Gate Mining, Inc. of Reno, Nevada, dba National
                      Nutrients,  Inc.,  "Better Living  through  Earth-Friendly
                      Products,"  the holder of the  trademarks  "NatureNu"  and
                      "SeaSoil," an environmental  natural soil builder and odor dispenser  (among  other  "trace  minerals/micronutrients"
                      properties)  found in the Devil's Gate nine placer  mining claims,  comprising  approximately 680 acres in the Oneota
                      Mining District,  Esmeralda County, Nevada,  approximately
                      55 miles east of Tonopah,  Nevada,  adjoining U.S. Highway
                      95, 250 miles south of Reno,  Nevada. The claims have been filed  with the  Esmeralda  County  Recorder  and the U.S.
                      Department  of the  Interior - Bureau of Land  Management.
                      Notice  of  Intent  to  conduct   mining   operations   in
                      accordance with federal regulations (Part 43 CFR 3809) has
                      been   submitted   to,  and  approved  by,  the  BLM  (and
                      regulations of the National Environmental Policy Act).

                      Only one of the placer claims has been mined to date inasmuch as Devil's Gate Mining, Inc. has mined only enough product for the laboratory testing and analysis conducted during the years to determine the best economic utilization of the rare micronutrients found in this sea-bed that is millions of years old. The mining is by simple bulldozer and front-end loader by a local mining contractor on an as needed basis.

                      Upon being advised that laboratory tests showed "trace materials" used in their natural form as an agricultural soil supplement and as an odor neutralizer, in 1991 National Nutrients, Inc. received two trademarks from the United States Patent and Trademark Office - one for "NATURENU" - A Soil Conditioner for Agricultural Use; and "SEASOIL" - for 100% Natural Trace Element/ Micronutrient Used for Plant Nutrition and Soil Building. National Nutrients, Inc. remains as an independent research and development affiliate engaged in mining reclamation and dust control.

                      SeaSoil(TM) has several additional commercial uses beyond odor control and as a soil amendment; being (i) a seed starter nutrient; and (ii) a key ingredient in many formulated products (e.g, SpotCheck). See HISTORY AND BUSINESS - Planned Commercial Products (page 10).

Recent Marketing/     During August and September 1996, the Company entered into
Manufacturing         agreements which Management believes to be significant for
Agreements            the  management  and marketing of the Company's  products, namely:
                    (i) A Management and Distribution Agreement with Damon Industries of Sparks, Nevada, a 47 year old company, reported to be one of the 3 largest companies in the world in the packaging and distribution of "shelf stable" fruit juice products that are distributed by Damon to over 6,000 bars, restaurants, nursing homes, hospitals and other institutions in the U.S., Canada and the Caribbean.
                    (ii) Central Garden of Lafayette,  California,  a nationwide distributor of lawn, garden and pet products in such retail chains as Wal-Mart, Price/Cosco, Target and Home Depot, has agreed to market the Company's products on a best-efforts basis.
                    (iii)SpotCheck  is   currently   marketed  in  the  PetsMart
                         stores.
                    (iv) Foster  Farms  Organic  Division  of  Foster  Farms  of
                         Livingston, California, one of the largest chicken farms in America, is blending SeaSoil into pellets with the urea from chicken manure to enhance the nitrogen content for lawns, golf courses, and agricultural farms. The pellets, bonded with grass or flower seeds, are being used for mine reclamation and highway landscaping. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS at page 4.

Risk Factors          The Common Stock offered hereby  involves a high degree of risk. See RISK FACTORS, page 2.


Use of Proceeds       To mine,  produce,  package and market the  Company's  680
                      acre,   approximately   5,000,000   ton  reserves  of  the
                      micronutrient/trace  minerals from the  Company's  Devil's
                      Gate Mining  deposits.  See HISTORY AND  BUSINESS,  USE OF
                      PROCEEDS.

                                  RISK FACTORS

     The purchase of Shares offered hereby involves a high degree of risk. These securities should only be purchased by persons who can afford the risk of loss of their entire investment. Prior to the purchasing of shares, prospective investors should carefully consider the following risk factors which are not listed in any priority as some may be material, and there can be no quantifying which will cause more adverse consequences than others; and some may not materialize.

     Development Stage Company. As a Development Stage company with limited capital and only a few full time employees, operating primarily in research and development since inception, focusing on marketing only since 1995, there can be no assurance that the Company's products will be accepted in the marketplace in commercial quantities that will result in a profit to the Company, and its operations will be subject to all of the risks inherent in the establishment of a new business enterprise. Although the management has extensive general business experience, the success of the Company will depend on the economies of mining, processing and marketing. A variety of risks, including the absence of a Company operating history, limited capital, delays in the implementation of the Company's business plan, competition, and uncertainties in the markets would adversely affect the Company. Since the Company was recently organized, it cannot provide historical information and financial data upon which a prospective investor can make an informed judgment as to the future prospects of the Company. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS and HISTORY AND BUSINESS.

     Possible delays in the development and implementation of the company's business plan. Development and implementation of the Company's business plan involves the handling and processing of large numbers of orders, establishment of offices and operating departments and the coordination of a number of various contractors. Although some of the Company's management has extensive experience in these areas, any or all of these activities are subject to possible unforeseen delays and consequential risks.

         Dependence Upon Management. The Company is largely dependent upon the efforts and abilities of its management, which consists only of a few key executives, none of whom have operated before in a professional corporate atmosphere; and experienced subordinates must still be employed. The loss of such personnel could have a serious adverse effect on the Company and its business operations. To the extent practicable, the Company intends to carry key-man insurance on the lives of personnel whose services are critical to the Company's success, but there is no assurance competent, experienced replacement executives can be hired in a timely manner.

     Insurance. The Company has investigated the cost of insurance against liabilities arising out of the negligence of its officers and directors and/or deficiencies in any of its products. The Company has determined that the cost thereof is excessive. Accordingly, the Company would have to satisfy any such liabilities out of its assets. Any such liabilities which might arise could be substantial and may exceed the assets of the Company.

     Economy. The Company is in the business of mining its "trace" minerals used for odor control, soil building, and as a key ingredient in several Company products. In addition it is involved in shipping, manufacturing, packaging and merchandising of consumer products. A downturn in the national economy, increased unemployment, or an increase in interest rates, or many other adverse economic factors, can be expected to adversely affect the Company's operations and the Company's potential revenues as compared with companies in other, well established competitive industries.

     Interstate Marketing. The Company will be marketing products and merchandise in many states. Although the Company has retained legal counsel, generally considered expert in the area, there can be no assurance that the Company will not be subject to state laws and regulations that hinder and/or delay its plans and projections.

     Dependence upon this Offering. With the proceeds of this offering the Company anticipates it will have sufficient capital and be able to operate for the next year, during which it anticipates a positive cash flow from operations. There can be no assurance the Company will receive from this offering net proceeds which Management believes will be sufficient to implement the Company's plan of operation, thereby increasing the risk to the subscribers to this offering.

     Dividends. The Company has had only minimal revenues from product sales and has never paid any dividends. It is the Company's present policy to retain all earnings, if any, for use in the development and expansion of the Company's business.

     Arbitrary Determination of Offering Price. The offering price has been determined arbitrarily by the Company and does not bear any relationship to the Company's assets, book value, net worth or any other recognized criteria of value.

     Sales Pursuant to Rule 144. The Shares of the Company's Common Stock currently outstanding and held by the present shareholders of the Company prior to this Offering have not been registered under the Securities Act of 1933, as amended (the "Act"), and are restricted securities under Rule 144 of the Act. Generally, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions with a market maker an amount equal to the greater of one percent of the Company's then outstanding Stock or the average trading volume in the Stock during the four calendar weeks preceding the sale. Persons who are not affiliated with the Company may sell their restricted Shares without regard to the volume limitations of Rule 144 under certain circumstances after they have owned their restricted Shares for at least three years. SEE MANAGEMENT Principal Shareholders and Transactions With Management and Others.

     Intense Competition. The market for all the Company's products is highly competitive. Many providers offer products and services that are directly competitive with those offered by the Company. The Company also experiences competition from established odor control manufacturing and marketing systems. Many of the Company's competitors have significantly greater financial, marketing, technical, and other competitive resources than the Company. Current and potential competitors may be anticipated to have developed relationships with one another or with third parties or consolidate to compete more effectively against the Company. It is also possible that new competitors may emerge and acquire market share. Any of these events could have a material adverse effect on the financial condition and results of operations of the Company.

     Management of Growth. The Company is expanding into new products, services, and markets, which will place unforeseen demands on its managerial and operational resources. The inability to manage growth could have a material adverse effect on the financial condition and results of operations of the Company.

     Attraction and Retention of Key Personnel. The company's future success depends in large part on the continued service of its key management, sales, product development, operational personnel, and supervision of the Company's non-affiliated third-party management and marketing partners. The Company is particularly dependent on the executive officers named in MANAGEMENT. The Company believes that its future success also depends on its ability to attract and retain highly skilled technical, managerial, and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense. The Company may not be successful in attracting and retaining the personnel it requires, which could have a material adverse effect on the financial condition and results of operations of the Company.

     Control by Existing Stockholders. The Company's Executive Officers and affiliated persons will, in the aggregate, beneficially own more than 65% of the outstanding Common Stock as of the date of this Prospectus. As a result, these stockholders, if acting together, would be able to control most matters requiring approval by the company's stockholders, including the election of directors. The effect of this stock ownership may be to limit the price that investors might be willing to pay in the future for shares of the Common Stock or prohibit or delay a merger, takeover, or other change in control of the Company and thus discourage attempts to acquire the Company. See MANAGEMENT Principal Shareholders.

                                    DILUTION

     The pro forma net tangible book value of the Company at November 20, 1996 was $18,099 or $.002 per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the 9,375,000 of Common Stock outstanding.

     After giving effect to the sale by the Company of 600,000 shares of Common Stock and the application of the $1,620,000 estimated net proceeds (assuming all shares are sold by NASD member firms), the pro forma net tangible book value of the Company at November 20, 1996 would have been $1,638,099 million, or $.16 per share. THIS represents an immediate increase in pro forma net tangible book value of $.16 per share to existing stockholders and an immediate dilution in net tangible book value of $2.82 per share to purchasers of Common Stock in this offering. The following table illustrates the dilution in net tangible book value per share to new investors:

   Initial public offering price per share ..........................    $3.00
        Pro forma net tangible book value per share
          at November 20, 1996 ......................................    $ -0-
        Increase per share attributable to new investors ............    $ .16
   Pro forma net  tangible  book  value per share  after  offering ..    $ .16
   Dilution per share to new investors ..............................    $2.84

     The following table sets forth as of November 20, 1996, the number of shares of Common Stock issued and outstanding, the total cash paid to the Company and the average price paid per share by existing stockholders and by the purchasers of shares offered by the Company hereby:


                                               Shares                  Total Consideration
                                        --------------------     --------------------------
                                                                                                   Average
                                          Number       Percent          Amount       Percent      Per Share
                                          ------       -------          ------       -------      ---------

Existing Stockholders                    9,375,000        94%        $    -0-            0%          -0-
New Investors                              600,000         6%          1,800,000       100%        $3.00
                                        ----------      -----        -----------      -----

    Total                                9,975,000       100%         $1,800,000       100%
                                         =========       ====         ==========       ====


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Devil's Gate Mining, Inc. was incorporated in 1985 by the son and father team of Steve and Harry Vonderheide to evaluate the commercial feasibility of mining their placer mining claims on 680 acres adjacent to U.S. Highway 95 in Esmeralda County, Nevada (the "Devil's Gate Mine") in public lands administered by the U.S. Department of the Interior, Bureau of Land Management.

     Until 1990 the Vonderheides were primarily engaged in their respective business professions and the primary business for the Devil's Gate Mine was testing the unique micronutrients in various laboratories throughout the United States and in Japan to determine the economic viability of the Devil's Gate mineral. Only minimal wholesale sales were made as a result of advertisements in various home and garden magazines, and recently in trade magazines for the pet industry. In September 1996, the Company entered into an agreement with the "Foster Farms Organic Division of Foster Farms, of Livingston, California, one of the largest chicken farms in America, to blend the Company's SeaSoil into pellets with the urea from chicken manure to enhance the nitrogen content. The resulting product is being tested on lawns, golf courses and agricultural farms. Initial testing indicates a product that appears to be superior to even the most costly well-known soil enhancers currently being sold in both the wholesale and retail markets. However, no representation can be made as to the market acceptance of these products.

     In August 1996, the Company entered into a six month "Distribution Agreement" with Damon Industries of Sparks, Nevada, for Damon to become the sole distributor of the Company's proprietary product ODOR CHECK(TM) pursuant to which the Company will deliver the SeaSoil raw nutrient from the Devil's Gate mined deposit for an agreed upon price per ton, with Damon to use its best efforts (with no assurances given as to the sales volume) to purchase $100,000 of ODOR CHECK(TM) per month by April 1998. In addition, in consideration of Damon Industries assuming all of the Manufacturing, Processing, Packaging, Marketing, and Administration/Accounting activities, the Company has obligated itself to loan Damon $60,000 (if required to capitalize the purchase of manufacturing equipment). However, the Company is negotiating with several packing companies to manufacture, process and package on a per piece basis. If the comparative economics are as favorable as indicated, the $60,000 loan will be unnecessary. If the $60,000 is expended, Damon is obligated to repay the loan by a specified dollar amount credit on Damon product sales. In addition, the

Company will pay Damon a non-recoverable $7,000 monthly for six months, all to be used for the agreed upon "Use of Proceeds" for Damon to set up a production facility to blend and package for retail distribution under the tradename "OdorCheck" to Damon's extensive institutional food and beverage markets throughout the United States, Canada, and the Caribbean, to eliminate (neutralize) odors in the over 6,000 restaurants and bars, nursing homes and other venues, traditionally serviced by Damon's fifty regional distributors. At the end of the six month initial period, the Company has the option to terminate the agreements, take possession of all the production, manufacturing and marketing equipment, supplies and software systems, or to continue the joint venture by paying another schedule of payments, commencing with $6,300 the first month, and monthly reductions thereafter to zero after fifteen months.

     Damon also plans to expand the ODOR CHECK(TM) marketing beyond Damon's traditional food institution customer base, to include institutional users such as municipal server systems, Sysco and Rykoff-Sexton wholesale food distributors, homes through infomercials, multi-level marketing groups, bulk retail stores and supermarkets.

         Damon Industries is a 47 year old veteran of the manufacturing and marketing of "shelf-stable" fruit juice products (a $3 billion annual market in which Damon is viewed as a segment leader, in the top three packer/wholesaler distributors for these specialty products in the world). Dun & Bradstreet Information Services report of June 11, 1996 showed 1995 sales of $6,005,078 and net profit of $524,386. Douglas Damon, President of Damon Industries, is past president of International Beverage Dispensing Equipment Association and co-founder of a trade association.

     In mid-September 1996, the Company negotiated to have Central Garden Sales of Lafayette, California, a nationwide distributor of lawn, garden and pet products in all 50 states and Canada offer the Company's products into Central Garden's distribution venue, including such stores as WalMart and Target, Price/Cosco, and the Home Depot nationwide chain. The SpotCheck is already offered in the nationwide PetsMart stores.

                              HISTORY AND BUSINESS
Formation

     National Nutrients, Inc., the management, marketing and research company for the Devil's Gate mining claims, was started in October 1981 by Harry J. Vonderheide and Steve L. Vonderheide, from Reno, Nevada. The purpose behind the corporate formation was to take advantage of what early tests indicated to be a unique supply of micronutrients located in their natural state, which could be mined at a minimal cost. After years of testing on the material, it was determined that there was a viable use and commercially attractive potential for odor control (in all industrial, agricultural, farming/ranching and household venues); as well as in the lawn and garden, industrial, agricultural, cosmetic, medical, and household areas. The Company has recently reorganized in several key divisions: (i) production, (ii) administrative, (iii) marketing, and (iv) research and development.

             INDEPENDENT APPRAISAL OF THE DEVIL'S GATE MINING CLAIMS

     In August 1996, National Nutrients, Inc. commissioned Edward R. Evatz, a nationally recognized natural resources consultant, to perform an analysis of the Company's mineral deposits. Since receiving his Bachelor of Science Degree in Forestry from Utah State University in 1954, Mr. Evatz has had a 45 year career in the Reno geographical area in natural resource development and environmental matters relating to the utilization of the natural resources of that area. Following his Honorable Discharge from the U.S. Army in 1953, Mr. Evatz spent 31 years with the United States Department of the Interior - Bureau of Land Management, both in Nevada and Washington, D.C., including managing a complement of 38 technical/professional staff at the BLM District Offices in Nevada for public land programs (1954-1985), followed by three years as a Natural Resource Consultant for federal and state "Environmental Assessment" permitting and Environmental Impact Reports.

     COMPANY CAVEAT: All projections of the financial results of natural resource mining are and commercialization are unreliable as to mathematical accuracy inasmuch as projections are based on a myriad of assumptions, including volume of minable product; costs of extraction; costs of processing and marketing; consumer demand and competition; general national and local economic conditions; and present and unanticipated future costs relating to compliance with federal and state environmental and mining laws and regulations; as well as compliance with product composition regulations in connection with retail marketing.

     Mr. Evatz' report titled: "AN ANALYSIS AND OPINION ON DEVIL'S GATE MINING, INC.", concluding that his analysis "reflects a minimum of 5 million tons of readily accessible exposed deposits," stated in part:

     Introduction and Purpose - Devil's Gate Mining, Inc. (Devil's Gate) is a privately owned mining company that holds placer mining claims on public lands administered by the U.S. Department of the Interior, Bureau of Land Management. The claims, comprising approximately 680 acres, are located just west of U.S. Highway 95 in Esmeralda County, about 56 miles from Tonopah, Nevada. The project area appears to contain rich deposits of natural trace minerals. This deposit is mined and utilized singly or in combination with other materials for uses such as odor control, fertilizer, soil binder and soil supplements associated with agricultural uses. Presently, the material is mined in bulk with standard dozers and loading equipment. No processing is required other than sizing and bagging for specific requisitions. Most of the product is shipped in bulk by transport trucks. Access to the site is on an all-weather road 18 miles west of U.S. Highway 95. Devil's Gate has exclusive access to this minable resource in the area by controlling mining claims encompassing the known reserves. There are no other competing operations. The Company has been mining its product since 1985.

     The purpose of this report is to examine the legitimacy of Devil's Gate, the reasonable extent of minable reserves, product applications, the history and present status of product sales, and resource value. This will result in an opinion on whether or not Devil's Gate produces a commodity of economic value and if so, to what extent the company is capable of producing that product in quantities sufficient to meet existing and potential demand.

     Disclaimer - During the preparation of this report, voluminous records of Devil's Gate and its management company, dating back to 1981, were reviewed. Discussions were held with Steve and Harry Vonderheide, principals of the company. Also reviewed were applicable federal regulations on location, discovery and marketability of mineral resources; and decisions of administrative hearings rendered by the U.S. Department of the Interior, as well as specific references of case history pertaining to regulatory interpretation. Discussions were also held with BLM minerals staff personnel in the Nevada State Office in Reno. The contents of this report represent the findings of the author based on the information presented and reviewed. The author cannot attest to the accuracy of that information. Further, the opinion of the author is not intended to be and does not constitute a recommendation to any prospective buyer of Devil's Gate, in whole, or in any portion thereof.

     The Company - Devil's Gate was incorporated following location of seven (7) placer claims in the Oneota Mining District of Esmeralda County, Nevada. The addition of two claims brought the total to nine (9) mining claims, all of which have been duly recorded with the County Recorder and with the U.S. Department of the Interior, Bureau of Land Management (BLM). Requirements to hold the claims in good standing have been met on an annual basis.

     The necessary Notice of Intent (NOI) to conduct mining operations in accordance with federal regulations (Part 43 CFR, 3809), was submitted to, and approved by the Tonopah office of the BLM. This approval authorizes Devil's Gate to disturb up to five (5) acres of surface area in the process of mining. Disturbance of more than five acres would require approval of a more detailed Plan of Operations and preparation of an Environmental Assessment to analyze potential impacts of the mining operation. This constitutes a standard procedure required by the mining regulations and the National Environmental Policy Act
(NEPA).

     At the present time, only one of the nine placer claims has been mined. The abundance of minable resource, together with ready access and simple but effective mining procedures, has easily met the demand to date. The material is mined by the use of a bulldozer and "front-end" loader. No drilling and blasting is required. The mine does not operate on a regular schedule and does not have any employees at the present time. Material is contract mined as needed to meet product demand. Bulk shipments of the resource are trucked to Bishop, California, or similar locations, where it is stockpiled prior to sizing, bagging and shipping.

     Extent of Minable Reserves - The mineral deposits in the project area are extensive, covering hundreds of acres of exposed minable reserves and additional acreages of shallow overburden reserves. Exposed deposits range in depth from a few feet to in excess of 30 feet; and lie in strips of approximately one mile in length and one-quarter mile wide. Shallow overburden covers intervals of unexposed reserves over many portions of the project area. Review of aerial photography indicates that deeper overburden covers several of the placer claims. Determination of the volume of deposits above and below the surface of the project area would require detailed measurements. Both the exposed and unexposed deposits would require an extensive drilling program to determine the extent of the minable reserves. It is assumed that the depth of the deposit is significant. Analysis of claim block overlays on topographic maps, and of photographs (aerial and ground level), reflects a minimum of 5 million tons of readily accessible exposed deposits, based on a factor of 2.0 tons per cubic yard. Once the exposed reserves have been mined, increased costs of mining operations would be directly related to removal of overburden and compliance with state laws, particularly dealing with dust abatement to comply with air quality standards.

     Product Applications - The trade name of SeaSoil has been used for the product mined at Devil's Gate. Based on review of marketing and sales data, it has applications as both an agricultural and industrial mineral. The product does not have to be processed other than basic "sizing" to meet user requirements. A brief discussion follows.

     1. As an agricultural product, SeaSoil is certified for unrestricted use as an agricultural mineral by the California Certified Organic Farmers (CCOF). For use as a soilbuilder, it provides a natural, non-polluting supplement of micronutrients to soils that are deficient in trace elements. It is not a fertilizer, but when added to the primary fertilizer nutrients of nitrogen, phosphorus and potassium in proper balance, its use is intended to enhance the fertilizer in terms of meeting overall plant nutritional requirements. Other uses related to establishment and maintenance of lawns are Spot Check and Lawn Check. These products are a combination of SeaSoil, lawn seed and a moisture retaining binder that are formulated to repair yellow spots caused by dogs, and to repair hard to grow or damaged areas. Also, development of an innovative seed pellet consisting of SeaSoil, a water retention clay material, green waste material and a prescribed seed mix, shows promise for mined land reclamation, wildfire revegetation, and other disturbed land rehabilitation. The product was introduced in mid 1995.

     2. Industrial uses have mainly focused to date on utilizing the product to eliminate unpleasant odors. The product has been successfully marketed for odor control in outdoor toilets at recreation areas. Applied in small amounts, SeaSoil neutralizes odors by encapsulating the odor causing bacteria. Two additional potentially significant markets for SeaSoil in odor control show much promise, and if proven successful, would dramatically expand the production and beneficial uses of SeaSoil. The first would be directed at the food service and beverage industry. The odor removing qualities of the product could have unlimited application in restaurants, bars, supermarkets, hospitals and other facilities where odor problems are a constant source of concern to personnel and health administrators. The Environmental Protection Agency (EPA), the federal environmental "watchdog," has set standards for sewage sludge which the agency anticipates will result in increased application of sludge as a fertilizer. Reluctance of the public to accept sewage sludge as a practical and economic fertilizer has centered in large part to the odor problems inherent in the sludge. The opportunity to remedy the odor control problem associated with the sludge by treatment of SeaSoil has been successfully tested. The potential for broad application of this product with sewage sludge for use as a fertilizer (agriculture, golf courses, landscaping, land reclamation, etc.) is being pursued.

     Summary of Appraisal - Devil's Gate Mining, Inc. is a bona fide mining company operating as a corporation under Nevada state regulations. The unpatented placer mining claims owned by the company are presently in good standing with the federal government, Bureau of Land Management (BLM). Minable reserves of SeaSoil, the product trademark, are visibly abundant and appear to extend for a great distance laterally within the 680 acre claim block. Depth and quality of the reserves, along with quantifiable estimate of volume, can only be determined by an extensive drilling program. In the event anticipated acceleration of mining expands to more than five (5) acres of surface disturbance, or at the discretion of the BLM and the Nevada Bureau of Mining Regulation and Reclamation, a detailed mining Plan of Operation will be required. An environmental assessment of potential impacts will be required prior to BLM's decision on the proposed operating plan. Appropriate mitigation measures must be included in plan development.


     Management's discussions with BLM's personnel has led to the conclusion that surface stockpiles on the five acre permitted area will provide adequate SeaSoil product reserves for approximately five years, to accommodate the current projected needs. See Proforma Financial Statements at page 18. The remote location of the mine and the absence of known environmental conflicts, should allow an expanded mine permitting process to move forward in a reasonable timeframe.

Product Sales

     The early  marketing  of SeaSoil  dating back to  incorporation  of Devil's
Gate, focused on use of the product as a soilbuilder and as a feed supplement for livestock and poultry. Even though marketing was limited, National Nutrients' owners (the Vonderheides) managed to attract interest in their product, even at the international level. During this period the company expended considerable time and money obtaining chemical analysis of the product by agricultural, chemical and mineral school departments of several universities.

     Several small contracts were negotiated with agricultural growers in Japan who maintained productivity records, albeit inconclusive as to specific benefits of the SeaSoil when mixed with standard fertilizers. Other contracts were negotiated with domestic growers. Unfortunately, the lack of capital to solidify marketing opportunities, too often resulted in the necessary follow-through to obtain potential contracts. For a number of years following incorporation of Devil's Gate, the Vonderheides were necessarily employed full time in other business and career pursuits. Consequently, marketing and sales of SeaSoil were marginal.

     In 1989, the company entered into an agreement to provide approximately 200,000 tons of product a year for use as an organic fertilizer amendment. This agreement, which had prospects of developing into a long term arrangement, included a sales price of $40 per ton for mine run material. SeaSoil was to be marketed through a broker, to Puregro Company, a subsidiary of Union Oil Company of California (UNOCAL). Failure of the broker to provide an exclusive contract to Puregro, followed shortly thereafter by UNOCAL's selloff of the Puregro subsidiary to other major market players, terminated this business venture. During this period National Nutrients was forced to file litigation in the Second Judicial District Court of Nevada against the broker, following 27 months of failure to honor the executed agreement. National Nutrients prevailed in the litigation and agreed to an out-of-court monetary settlement. The downside was loss of the considerable amount of time spent negotiating the agreement through a third party broker, and the subsequent loss of the marketing agreement with one of the major oil companies in America.

     National Nutrients continued to pursue markets for SeaSoil and reached a milestone with "Certification" of SeaSoil by the California Certified Organic Farmers (CCOF) in 1992. The certification is particularly important because it allows the marketing designation of SeaSoil as an agricultural mineral, without restriction; clearly recognizing the nutrient composition of the product as an organic fertilizer amendment. Management believes this Certification is responsible for the beginning of the product name recognition, and sales of SeaSoil for use as a fertilizer supplement, particularly as Spot Check and Lawn Check.

     Marketing  of SeaSoil  seed pellets in  combination  with other  components
(green waste, a moisture retaining clay, seed and specific additional nutrients), was launched in mid 1995. Revegetation success of disturbed land is enhanced by pellet seeding because the pellet is wind resistant, not an identifiable food source for birds or rodents, and possesses water holding capacities that facilitates seed germination and establishment. Two major mining companies tested this product in 1995 for reclamation and restoration, with commercial sales currently being made (particularly with the Foster Farms chicken urea process developed in September 1996).

     Sales of SpotCheck and LawnCheck have been minimal to date (approximately $65,000 in 1995 and $100,000 for the first ten months of 1996). The September 1996 Marketing and Distribution Agreement with Damon Industries is the Company's first focus on national penetration of this market (although no assurance can be given of the financial results). Product sales for use at toilet facilities in recreation areas could increase as marketing expands based on customer satisfaction.


THE COMPANY'S PRODUCTS

SeaSoil

     The SeaSoil product produced by the Company are deposits of 100% natural, inorganic minerals which are used as a soilbuilder for all plant life. This material is a soil supplement for plant nourishment in that it contains trace minerals "essential" to all plant life. SeaSoil is not manufactured; it comes in a natural state from the Devil's Gate natural deposits, a mix of trace minerals that has become more popular in the field of horticulture and agriculture in the popular quest for organically grown food products. The Company is a member in good standing with the California Certified Organic Farmers (CCOF) and the Oregon Certified Organic Farmers (OCOF). This means that SeaSoil can be applied to "certified" organic lands without restrictions.

     The Company has also been active in promoting SeaSoil for export. The Company recently exported SeaSoil to Japan where a large farming concern that specializes in potatoes and asparagus is currently testing SeaSoil on farmland with "tired" soils and an overabundance of chemicals. Taiwan is testing SeaSoil in the State laboratories with the intended use being for golf courses and parks. The Company has cleared customs for future export, with no restriction to Japan, Taiwan and the Philippines.

The Company's Spot Check

     Spot Check is a derivative product generated as a direct result for the need in the lawn and garden and pet industries of a product to eradicate the high ammonia content of soils impacted with pet urine to the extent that the vegetation has been eliminated. By utilizing Spot Check, a blend of micronutrients (SeaSoil), mulched green waste, and grass seed, the affected area is replanted, nourished, and mulched at the same time, generating a new and healthy lawn.

     Spot Check is currently being produced in 1 pound cans and 5 pound pails, and is being distributed by a nationwide pet food and supply network. Although no assurances can be made, Management's analysis of the market is that this new distribution system can increase the current users from a few major accounts to over 600 major accounts. by mid-1997; and expand this one product incrementally in the future.

The Company's OdorCheck

     The Company's OdorCheck is in completion of its research and development with production, packaging, and distribution just beginning. Labels, containers, and shipping materials have been ordered and material production under way. This 100% natural material (SeaSoil) will be targeted toward three markets: I. The pet industry; dog runs, kennels, and other pet odor areas that create unhealthy and annoying home problems; II. The same product with a different label that will target home odor problems such as garbage cans, garage spoil areas, or basement odors; III. Pursuant to the recent agreement with Damon Industries, to introduce Odor Check into the bar, restaurant and healthcare institutional industries.

The Company's SeaSoil Industrial

     The "industrial" applications for SeaSoil will be the mixture of the Company's material with industrial sludges. This combination of the Company's 100% natural occurring minerals not only "eliminates" the sludge odor, but in most cases produces a commercially viable land application type soil supplement.

     Other application for the industrial odor problems would be the use of SeaSoil in portable (and non-flush) toilets in campgrounds, construction sites, inter-city buses and trains, and recreational vehicles (RVs and boats). The use of SeaSoil will not only eliminate the need for expensive and often toxic chemicals, but will eliminate the associated odors.

SUMMARY

     Since its founding in 1981, and with the acquisition of the Devil's Gate mining properties, the Company has been involved in research, development, product analysis and testing, during a period when Harry Vonderheide and his son Steve have been primarily involved with their respective business. military and commercial aviation careers. See MANAGEMENT.

     As the various SeaSoil products were tested and analyzed by various national and international independent laboratories, National Nutrients have enjoyed an increasing marketing support for their packaged products, through mail order catalogue sales, regional distributors and test marketing sales (increasing from 1991 $60,000 gross to $100,000 in 1995, with a 65% gross margin). During this period the Company advertised in national magazines such as Better Homes and Gardens, Field and Stream, and Sunset, as well as developed a market niche with pet stores, and more recent market in the agricultural and grocery markets (both in the U.S. and Japan), and for odor control in hog and chicken farms where odor is an acute problem. The Cradle Food Farms in Japan have ordered several tons of unprocessed mined product since 1992 and are currently concluding their testing and analysis.

PLANNED COMMERCIAL PRODUCTS

     Because of the increased interest in environmental problems, the Company has developed the following products:

     SeaSoil:       100%   natural    micronutrient/trace    mineral,   licensed
                    agricultural   mineral,  and  allowed  soil  supplement  for
                    California Certified Organic Farmers (CCOF).

     OdorCheck:     SeaSoil  used as an odor  control for  industrial,  home and environmental problems.

     Out-of-odor:   SeaSoil  used as a pet  product to  eliminate  pet odors for kennels, dog runs and pet sleeping areas.

     SpotCheck:     A 100% natural blend using  SeaSoil that repairs  yellow dog spots on lawns.

     LawnCheck:     A blend,  same as above,  that is utilized for  hard-to-grow lawn areas and damaged lawns.

     Kitty litter:  (no name yet)  WaterBank used as a natural  clay-type  kitty litter that never has to be changed and doesn't track or leave an odor. Litter deposits need only be removed and new material added.

     WaterBank      A moisture retainer for golf courses,  landscaping,  potting
                    plants,   flower  transportation  and  many  other  moisture
                    concerns, with ability to absorb 6 to 8 times its weight in water.

     WaterBank      A pond  sealer  that  can  seal  an  existing  pond  by just sprinkling the material over the surface of the water. When creating a new pond, the material is blended with the dirt that forms the bottom of the pond.

     WaterBank
     coated with
     SeaSoil: (no name yet) Combining both basic materials will result in a highly absorbent moisture retainer coated with a valuable soil builder. Hence, only one application step (broadcasting) is required, e.g., golf course fairways and farm applications.

     The pellet
     planting
     system: a combination of the above products where site specific seed is attached to the pellet, enabling exact seed application. The pellet is composed of needed organic, inorganic, and water retaining materials that give the seed the "jump-start" it needs to germinate when moisture is available. At the same time, the seed is protected from wind, bird and rodent consumption, and sun damage.

      Wildflower
      pellets: By utilizing The Pellet Planting System, the very difficult process of distributing wildflower seed is simplified. The extremely fine seed (dust) is attached to the pellet which allows the seed to be distributed evenly with essential nutrients and moisture retainers necessary for germination for forest fire restoration and highway landscaping.

                          MICRONUTRIENTS/TRACE MINERALS
                                   BACKGROUND

     There are approximately 90 natural elements known on earth. Early in this century only a handful of these were thought to be essential to life -- these being the major structural components of the substrates of animals and plants -- the proteins, carbohydrates, and fats. These initial elements were carbon, hydrogen, nitrogen, sulfur, calcium, phosphorus, potassium, sodium, and chlorine. To these 10 elements were added iron, and later, to many scientists' surprise, magnesium.

     As technology grows, so does the list. As of today, more elements have been added as essential to animal life: zinc, copper, manganese, nickel, cobalt, molybdenum, selenium, chromium, iodine, fluorine, tin, silicon, vanadium, and arsenic. Boron is essential to plants and awaits inclusion on the list for animals, pending new research.

     As more elements have been added to the list, research has involved concerning deficiency syndromes for each. This type of research is arduous and painstaking, and has revealed that human deficiencies exist, but our knowledge is rudimentary. Only in the last decade-plus were tin, silicon, fluorine, nickel, vanadium, and arsenic added to the list of essential dietary elements. Cadmium appears to be the next candidate.

     Briefly, over one-quarter of 90+ natural elements have been found to be fundamental -- the future should add to this list -- but how much is anybody's guess. Human deficiency syndromes of such elements as calcium, iron, fluorine, and iodine are common knowledge.

     Recent research in deficiencies of magnesium, zinc, selenium, and chromium points out major problems with respect to cancer, heart disease, diabetes, and other illnesses.

     Our current food supply has developed over the years with only faint knowledge of these micronutrients. Our techniques in agriculture and food refining have ignored the fact that plants cannot possibly provide these elements if they are not purposely given as supplements.

     The commercial agriculture industry replaces the three primary nutrients; nitrogen, phosphorus, and potassium, almost as a matter of course. It has only been recently discovered, however, that plants extract whatever elements they need from soils until depletion exists. Agricultural scientists have recommended adding calcium, magnesium, and zinc to soil as supplements, but, of course, the obvious conclusion is to add as many known essential elements that are feasible at one time.

Source of micronutrients/trace minerals

     Micronutrients are found throughout the world in soils and bodies of water, especially the sea. The problem is a shortage of balanced micronutrient deposits. For example, most soils are deficient in some of the required trace elements, while the sea produces a dangerous excess of sodium. Micronutrients are now being extracted synthetically from sewer plants, but in most cases, this has been proven too costly, and dangerous levels of heavy metals are not always extracted. The Devil's Gate mining claims are deposits formed millions of years ago when most of the present land was under the sea. As the micro-organisms and sea-life died, the elements from these living organisms fell to the bottom of the ocean, forming limestone type deposits. The sea then receded and the North American land mass rose through volcanic action. As the earth buckled, it pushed these particular deposits to the surface, exposing the ancient seabeds. For millions of years, the salt has been leached out by the rains. It is further concluded that the heavy metals harmful to growth either did not exist in concentrated dangerous levels or migrated down through the deposits by the gravitational pull of the earth.

     Micronutrients, such as NatureNu's SeaSoil deposits, are not new to the world. For years, vintners in France have used them as a soil supplement for their premium fine grapes. It is well known that the use of trace minerals produces stronger, healthier, larger, and better-tasting fruits and vegetables.

The Devil's Gate Mineral Characteristics

     The Company's deposits are a 100% natural, inorganic material which is used as a Soilbuilder for all plant life. This material is a soil supplement for plant nourishment in that it contains trace minerals essential to all plant life, indoor and outdoor. It is not manufactured; it comes in a natural state from natural deposits. This mix of trace minerals is becoming more popular in the field of horticulture and agriculture. It is expected the demand for trace minerals/micronutrients will increase dramatically in the very near future.

     SeaSoil can be shipped throughout the world. The material is non-toxic to plants, which implies the elements do not exceed known tolerance levels and safety indexes by scientific research for applications to plants. The synergistic (working together) mineral relation and interrelations among trace elements along with other nutrients are helping to develop new concepts of the function -- the vital importance -- of trace elements which were regarded as contaminants at one time. Recent studies and tests show micronutrients aid plants to better utilize the major nutrients: nitrogen, phosphorus, and potassium.

     The Devil's Gate deposits are not a fertilizer, but an agricultural mineral. Overuse, to a reasonable degree, will not affect plants. Plants will only absorb what they require, and the excess will stay in reserve in the soil. The micronutrient will not burn the plant or grass because it is a mineral and does not contain manmade (synthetic) chemicals. Where there are less deficiencies in growing soils, fruits and vegetables will be more nutritious, tastier, stronger, healthier, and more lush. As a supplement for livestock and poultry, the Devil's Gate micronutrients have been demonstrated to enhance growth and increase production. However, no laboratory tests have been conducted as to the degree of enhanced growth for animals or poultry.

Relationship of the Devil's Gate deposits of micronutrients/trace minerals to commercial fertilizers

     It is known there are eighteen elements that all plant life must absorb in order to complete their life-cycle. These elements are:

          1.   Major or macro nutrients - nitrogen, phosphorus, and potassium;

          2. Secondary or micro nutrients - calcium, magnesium, sulfur, boron, chlorine, cobalt, copper, iron, manganese, molybdenum, sodium, and zinc;

          3.   Other elements - carbon, hydrogen, and oxygen.

     The last three are obtained from our air and water; the first fifteen must be supplied by the soil system.

     The 'major' elements are needed in relatively large amounts and are most often lacking in soils.

     The 'secondary' elements are so named because for years it was felt they were second in need to the major elements. Lately, the thinking on this has changed. Many experts now feel the so-called 'secondary' elements might be as important as the 'majors' and, in some cases, even more so.

     The micronutrients are required by plant life in extremely small amounts. A noted exception to this would be iron, where, in recent years, we have seen the need for higher rates in turf. Many of the micronutrients are important components of enzyme systems and serve to catalyze a variety of biological reactions.

         The most common micronutrient deficiencies frequently observed throughout the West are: iron (Fe), zinc (Zn); manganese (Mn), and, sometimes, molybdenum (Mo). On occasion, there are others. As noted, iron and zinc are found to be deficient in western soils. High levels of lime and high ph factor are commonly associated with iron deficiencies. Excess manganese and zinc can also induce iron deficiencies. Zinc deficiency has been shown to be severe in citrus and vegetable crops in Southern California. Copper deficiencies that have been shown to exist are associated with soils high in organic matter or highly weathered sands. Further, recent investigation has reported the ratio of iron, copper, manganese, and zinc (i.e., the ratio of one another) to be of greater significance than absolute amounts of any given elements.

     Micronutrients, although required in minute quantities, are as important to healthy plant and animal growth as the macronutrients.


LABORATORY ANALYSIS

     SeaSoil Analysis: Nature Nu's inorganic micronutrient/trace minerals were tested by independent laboratories and are listed in accordance with the outline required by the Association of American Plant Food Control Officials. These micronutrients are those considered essential for plant development by the AAPFCO, and represent only those which are considered for agricultural mineral licensing in the United Sates, Canada, and Puerto Rico.

PRIMARY NUTRIENTS- - N-P-K (.07-.13-.88)

                                                                                                   MIN.
                                              LAB 1       LAB 1         LAB 1        AVER.         REQ.
                                              -----       -----         -----        -----         ----
         NITROGEN, (N) TOTAL                  0.082       0.060         0.080        0.070          N/A
         PHOSPHORUS, P2 05, AVAILABLE           N/A       0.110         0.156        0.130          N/A
         POTASSIUM, K2 0, SOLUBLE               N/A       0.760         1.000        0.880          N/A

SECONDARY AND MICRO PLANT NUTRIENTS - TOTAL

         CALCIUM, Ca                          6.900      11.500         4.960        7.787        1.000
         MAGNESIUM. Mg                          N/A       5.100         4.730        4.915        0.500
         SULFUR, S                            0.780       1.300         0.960        1.010        1.000
         BORON, B                             0.060       0.140         0.090        0.097        0.020
         CHLORINE, Cl                         0.840         N/A         1.869        1.355        1.000
         COBALT, Co                           0.001       0.004         0.001        0.002        .0005
         COPPER, Cu                           0.005       0.006         0.002        0.004*       0.050
         IRON, Fe                             1.580       1.600         1.500        1.560        0.100
         MANGANESE Mn                         0.064       0.076         0.076        0.072        0.050
         MOLYBDENUM, Mo                       0.003       0.010         0.005        0.006        .0005
         SODIUM, Na                           4.070       3.700         4.990        4.250        0.100
         ZINC, Zn                             0.006       0.006         0.005        0.006*       0.500

*Indicates those micronutrients whose percentage of total quantity does not meet the minimum requirement for license application.

HEAVY METALS - Elements that could be harmful to plants

    ARSENIC, As       45 PPM    Heavy metals contained and tested in those
    CADMIUM, Cd       NIL       micronutrients are very low in count and reflect
    CHROMIUM, Cr      40 PPM    little threat to plant life.
    LEAD, Pb          35 PPM
    MERCURY, Hg       45 PPB
    SELENIUM, Se       NIL

pH FACTOR - 7.0+/-O.5:  The measured balance between acidity and alkalinity  -
 7 being neutral.


                                 USE OF PROCEEDS

     The Company will utilize the proceeds of this Offering to expand the operations of the Company in its mining, processing, packaging and marketing activities, in cooperation with Damon Industries.


                                   MANAGEMENT

     The following lists the Company's Officers, Directors and Key Consultants, together with their resumes.

    Name                                Position
    ----                                --------
    Stephen L Vonderheide               Chairman of the Board, President and CEO
    Joseph G. Papez                     Director
    John A. Molini                      Director
    Leslie Farias Vonderheide           Secretary and Director
    James M. Wells                      Director
    Harry J. Vonderheide*               Technical Consultant

 ----------

 *     Father of the President and Father-in-Law of the Secretary

     Stephen L. Vonderheide (49) serves as the Vice Wing Commander of the Nevada Air National Guard, with rank of Colonel (1966-present); served in the United States Desert Storm military operations against Iraq flying the RF-4C "Eyes-in-the-Sky" Phantom aircraft. He holds the 15 kilometer world speed record in this precision military aircraft. Together with his father he has been involved in land development and construction; was a Project Superintendent for

H.M. Byars Construction, a multi-state construction company (1973-1977); and co-founder and President of the Company since inception in 1981. He holds a B.S. Degree from the University of Nevada.

     Joseph G. Papez (28) is employed by the national investment banking firm of Smith Barney, Inc. in Las Vegas, Nevada as a Financial Consultant, specializing in strategic asset analysis, allocation, consolidation and management of financial assets (1991-present). He is a graduate of the University of Nevada.

     John A. Molini (53) is a Major General (Retired in 1995) of the Nevada Air National Guard ("NV ANG"). Since receiving his B.S. Degree in Accounting from the University of Nevada in 1964, he has served the military as a U.S. Marine Corps fighter pilot (over 100 combat missions in Vietnam, 1962-1967); employed by NV ANG in command positions of increasing responsibility (1979-1985); and Commander of the NV ANG Flying Group, in charge of 1,200 personnel and $35 million annual budget (1985-1990). General Molini served as General Officer Member of Strategic Planning Steering Committee; chaired Western Region Long Range Planning Committee consisting of senior officers from 17 western states; chaired Western Region Airspace Planning Committee, a joint service 13 state group. He has extensive formal training in personnel management, labor relations and collective bargaining, and strategic planning at both state and national level.

     James M. Wells (49) has held a series of senior executive positions with Wells Cargo, Inc., a transportation and construction company - Data Processing Manager (1967-1974); Controller of Transportation Division (1974-1975); Secretary-Treasurer (1975-present). He also served as Secretary-Treasurer and Director (1979-present). He is owner/partner of Rainbow Springs Shopping Center (1990-present); Director of Nevada Transportation Network Self Insured Group (workers comp insurance) and member of the Finance & Underwriting Committee. He was Past President of Nevada Motor Transport Association (1986-1987), Director (1980-present), Vice President of Nevada Motor Transport Association (1996-1997); American Trucking Association State Director (1982-1988); Nevada Highway Users Conference Vice Chairman North (1987-1992); Western Highway Institute Director from the State of Nevada (1984-1990); Member of Reno Host Lions Club (1976-present). He holds a B.S. Degree in Accounting from the University of Nevada.

     Leslie Farias Vonderheide (45), wife of the President, is a nationally recognized authority, speaker and educator in "Interpersonal Communications." She holds a Master of Arts Degree in Speech Communications (with interpersonal and organizational emphasis) from the University of Nevada-Reno. She is a certified trainer in interpersonal communications for the Forte Interpersonal
Communication Institute; and the Founder and owner of Farias Interpersonal Communications, 1988; is a nationally recognized professional educator in judicial communication and education; consulting faculty member of the Texas Center for the Judiciary; the Institute of Continuing Judicial Education of Georgia, School of Law, the University of Georgia; the Florida College of Advanced Judicial Studies; and the prestigious National Judicial College, an affiliate of the American Bar Association.

     Harry J. Vonderheide (77), attended Loyola University, Los Angeles, California, in Business Administration, owned a Chrysler/Plymouth automobile dealership, in Bishop, California, from 1941 to 1944. Honorable Discharge from U.S. Naval Hospital in 1945. Self-employed in new and used construction equipment from 1947 to 1956. Built and operated sports resort located between Reno and Lake Tahoe from 1956 to 1960. General Manager then owner of several businesses associated with concrete and concrete building blocks from 1960 to 1970. Co-inventor and manufacturer of several patented construction related items most notably an all hydraulic 4x4 all terrain vehicle and a hydraulic operated asphalt compaction roller (1968-1975). From 1975 to the present, exclusively dedicated to mining properties, both in ownership and development, which led to development of Devil's Gate Mining properties. Responsible for development and production of several retail and industrial products derived from these mineral deposits.

Legal/Financial Consultant

     Malcolm D. Crawford, Esq. is a practicing attorney specializing in Corporate Securities and Financial Law nationwide, with offices in Denver, Colorado. He is a former member of the faculties of, Colorado University, Albertus Magnus College, and Yale University (Economics); the Universities of Denver and San Francisco (Law); He served as Financial Attache and Assistant to the Ambassador at the United State Embassies in London, England and Paris, France. He has degrees from: Colorado University (Cum Laude/Finance), the Harvard-Tufts/Fletcher School of International Law and Diplomacy (M.A.), and Yale Law School (J.D.).

Compensation

     Commencing in January 1997, Management's compensation will be established by the Board of Directors (in conformity with industry standards).

Principal Shareholders

     The following table reflects the stock ownership of Officers and Directors individually and as a group, and the holders of more than 5% of the 9,975,000 outstanding securities:

                                                                 Common Shares                % of
          Name                                                       Owned                 Outstanding
          ----                                                       -----                 -----------
          Stephen Vonderheide                                      3,272,500                    33%
          Harry Vonderheide                                        3,272,500                    33%
                                                                   ---------                 ------

          All Officers and Directors as a Group (5 in number)      6,545,000                    66%

          Fusiones y Adquisiciones FYA de San Jose S.A.            2,421,566                    24%
                                                                   ---------                   ----

                                                TOTAL              8,966,566                   90%
                                                                   =========                   ===

Offices

     The Company occupies 7,510 square feet in one of the two buildings in the Damon office/warehouse complex, consisting of 2,400 sq. ft. of office space and 5,110 sq. ft. of warehouse/production space at 806 Packer Way, Sparks, Nevada 89431. Phone (702) 331-6661; Fax (702) 331-7760. Under the terms of the
Distribution Agreement with Damon, the first six months rent is free, and the administration, accounting, production marketing and sales management are furnished by Damon as part of their Agreement. After the initial six month period, the Company will pay $1,200 monthly lease payments.

Transactions with Management and Others

     I. On June 3, 1996 the Company entered into a three-year financial and management consulting agreement with Fusiones y Adquisiciones FYA de San Jose, S.A. ("FYA"), a Costa Rica corporation, through its U.S. consultant, pursuant to which FYA received 2,421,566 shares of the Company's Common Stock as full payment for its services, including formulating the Company's corporate structure and assisting in initial financing of $62,000 through business associates of the Company. FYA is involved in the United States, Mexico and several Caribbean countries in real estate development and time sharing for resort and vacation properties, during the past two years. On August 12, 1996 the Company acquired 100% of the Vonderheide family interest in the assets of Devil's Gate Mining, Inc. in exchange for 6,545,000 shares of the Company's Common Stock.

     II. In September 1996, the Company entered into a License Agreement with Ronald L. Tucker, Esq. of Laguna Nigel, California pursuant to which Mr. Tucker's Company, TextBase Imaging Corp. granted the Company a license for the use and enhancement of the "InFoCen DataBase Management System" acquired by TextBase from 3CI Incorporated. Pursuant to the terms of the License Agreement, the Company issued TextBase 408,434 shares of Common Stock and TextBase declared a stock dividend of 108,459 of shares of these Company Shares to the 1,200 3CI Shareholders of record on April 30, 1990, when Mr. Tucker served as 3CI's Interim President and Director. Mr. Crawford, the Company's General Counsel, has been a shareholder of TextBase since its formation.

     III. In September 1996, National Nutrients, Inc. assigned the Company its trademarks, service marks, software, copyrights, and packaging equipment and supplies.

                              TERMS OF THE OFFERING

SUMMARY

     The Company may offer its 600,000 shares to the public through its officers, directors, employees and consultants. No commissions or other remuneration will be paid on such sales. However, with this Preliminary Prospectus, Management will solicit the interest of selected broker dealers, Members of the National Association of Securities Dealers, Inc. ("NASD") to make the offering. Although no assurance can be made of the extent of participation of NASD Member firms, if any, Management has held preliminary negotiations with several such firms looking to a NASD firm to sponsor the Company as a market maker for listing on the NASDAQ Bulletin Board Quotation System; following their participation in the Offering.

     The selling shareholders are:

         (i) Fusiones y Adquisiciones FYA de San Jose, S.A., a Costa Rica corporation with U.S. offices at 6655 W. Sahara, Suite 200-B, Las Vegas, NV 89102. FYA is the record and beneficial owner of 2,421,566 shares of Common Stock, of which FYA advises the Company their present intention is to sell approximately 250,000 shares through NASD Member firms. The balance of the shares will be utilized as collateral for debt, and to enhance the FYA Balance Sheet, as may be required from time to time.

         (ii) TextBase Imaging Corp., a Colorado corporation with principal offices at 76 Costa Brava, Laguna Nigel, California 92677, the record and beneficial owner of 408,434 shares of Common Stock. Approximately 108,459 shares will be distributed as a Stock Dividend to approximately 1,200 shareholders of the 3CI Corporation, and the balance will be retained by Text Base, to be sold in NASD broker transactions.

                                 TRANSFER AGENT

     The Company's  Transfer Agent is the Corporate  Stock  Transfer,  Inc., 370
Seventeenth  Street,  Suite  2350,  Denver,   Colorado  80202,  telephone  (303)
595-3300, Fax (303) 592-8821.

                                  LEGAL MATTERS

     The Company will have received an opinion from Malcolm D. Crawford, Esq. of Denver, Colorado as to the validity of the issuance of the Company's shares.

                                 CAPITALIZATION

     The  Company's   Articles  of  Incorporation   authorize  the  issuance  of
15,000,000 shares, $.001 per share par value Common Stock and 10,000,000 shares of Preferred Stock, par value $.001 per share par value.

     The Common Stock is voting, with one share equal to one vote of all meetings of shareholders. Upon payment of the then designated price per share, either in cash or for services rendered, as approved in a Resolution of the Board of Directors, the Common Stock, when issued, is fully-paid and non-assessable.

     The Preferred Stock may be issued in Series, with each Series to have the rights, privilege and attributes ascribed by the Board of Directors, and filed with the Secretary of State.

     As of the date of this Prospectus, there are 9,375,000 of Common Stock shares issued and outstanding; and no shares of Preferred Stock have been issued.

                              FINANCIAL STATEMENTS

     The Company's financial statements included herein have been audited by M.S. Finkel & Co., independent public accountants, and their report is included herein in reliance on said firm as experts in accounting matters.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. a Registration Statement on Form SB-2, relating to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement, including the exhibits and schedules thereto. The
Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth
Street, Washington, D.C. Copies of all or any part of such material may be obtained from the Commission upon payment of certain fees prescribed by the commission.


     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                                    GLOSSARY

     NatureNu Soilbuilder: A natural, nonpolluting blend of all secondary and micronutrient agricultural minerals which revitalize soils deficient in trace minerals.

     Macro (major) nutrients: Nitrogen, phosphorus, potassium.

     Micro (secondary) nutrients: Calcium, magnesium, sulfur, boron, chlorine, cobalt, copper, iron, manganese, molybdenum, sodium, zinc.

     Natural Nutrients: Derived from ancient seabeds and brought to the earth's surface millions of years ago as a limestone type material. Source locations are indigenous to certain parts of the world.

     Specialty Fertilizer: A commercial fertilizer/nutrient mixture distributed primarily for non-farm use, such as home gardens, lawns, shrubbery, flowers, golf courses, municipal parks, cemeteries, greenhouses, nurseries, etc., and may include fertilizers used for research or experimental purposes. (Excerpted from government agency publications.)

     Bulk  Material:  A  commercial   fertilizer,   agricultural  mineral,  soil
amendment, auxiliary soil chemical, or plant growth substance distributed in non-packaged form or in a container containing more than 540 kilograms or 110 pounds. (Excerpted from government agency publications.)

     Soilbuilder Intermix: The accurate mechanized process of blending variable ratio composites of nutrients/trace elements to customer specifications.


                                      PRO FORMA FINANCIAL PROJECTIONS


                                        FOUR YEARS ENDED MARCH 31, 2000


                                           (See following "Assumptions")

                                         Notes         1997             1998              1999            2000
                                         -----         ----             ----              ----            ----
Sales
     OdorCheck: 2
          Industrial/governmental          3        $140,000        $  682,500        $1,050,000      $1,900,000
          Institutional/commercial         4          95,000           450,000           900,000       2,000,000
          Infomercial/direct               5               0           625,000         3,000,000       6,000,000
          Multilevel marketing             6          37,500           362,500         1,000,000       2,500,000
          Bulk retail                      7          57,500           362,500         1,200,000       3,000,000
                                                   ---------        ----------      ------------    ------------

                 Total OdorCheck sales               330,000         2,482,500         7,150,000      15,400,000

     Pet industry products:                8          73,125           921,375           967,444       1,015,816

     Lawn care products:                   9          73,125           921,375           967,444       1,015,816

Interest income                           10          15,000            60,000            60,000          60,000


Expenses:
     Production expenses:
          - OdorCheck                     11        (131,333)         (611,250)         (960,000)       (991,667)
          - Pet and lawn products         11         (22,590)         (271,080)         (271,080)       (271,080)
     Outside marketing expenses           12         (42,000)          (31,500)                0               0
     Management salaries                  13        (100,000)         (210,000)         (220,500)       (231,525)
     Sales salary                         14         (18,000)          (36,000)          (36,000)        (36,000)
     Other salaries and wages             15         (12,000)          (32,000)          (35,200)        (38,720)
     Employee benefits                                (7,200)          (14,400)          (15,120)        (15,876)
     Payroll taxes                                   (13,000)          (22,120)          (22,651)        (23,294)
     Office rent and utilities            16          (7,200)          (14,400)          (14,400)        (14,400)
     Telephone and related expenses                   (3,000)           (6,000)           (6,000)         (6,000)
     Travel and entertainment                        (12,000)          (24,000)          (25,200)        (26,460)
     Automobile                                       (8,400)          (16,800)          (16,800)        (16,800)
     Insurance                                        (2,400)           (4,800)           (4,800)         (4,800)
     Legal and accounting expenses        17          (3,000)          (30,000)          (30,000)        (30,000)
     Depletion                            18            (463)           (3,040)           (6,739)        (13,579)
     Depreciation and amortization        19          (7,096)          (13,936)          (11,136)         (5,341)
     Other expenses                       25         (10,000)          (10,500)          (11,025)        (11,576)
                                                     -------        ----------        ----------      ----------

                 Net Income (Loss) before taxes       91,567         3,033,424         7,458,237      15,754,515

Current federal income tax expense                   (28,594)       (1,031,364)       (2,535,800)     (5,150,000)
                                                     -------        ----------        ----------      ----------

                 Net Income (Loss)                   $62,973         2,002,060         4,922,436      10,604,515
                                                     =======         =========         =========      ==========


     COMPANY CAVEAT: All projections of the financial results of natural resource mining are and commercialization are unreliable as to mathematical accuracy inasmuch as projections are based on a myriad of assumptions, including volume of minable product; costs of extraction; costs of processing and marketing; consumer demand and competition; general national and local economic conditions; and present and unanticipated future costs relating to compliance with federal and state environmental and mining laws and regulations; as well as compliance with product composition regulations in connection with retail marketing.

                 ASSUMPTIONS TO PRO-FORMA FINANCIAL PROJECTIONS
                       (FOUR YEARS ENDED MARCH 31, 2000)

1. NatureNu, Inc. (the Company) was formed and incorporated in the middle of 1996. Accordingly the accounting period ended March 31, 1997 is not a full year. The Company began active operations on about October 1, 1996.

2. The Company has entered into an agreement whereby Damon Industries (Damon) of Sparks, Nevada has been appointed as the sole and exclusive distributor of its OdorCheck product for a period of six months, with provisions for extension and renewal, indefinitely. The financial projections regarding the different classes of customers and distribution channels was provided to NatureNu by Damon.

3. It is believed that OdorCheck will be a key ingredient in the treatment of sewer sludge produced by municipalities, particularly in special problem situations. This sales projection reflects one city of 1,000,000 in population creating and implementing an OdorCheck program effective April 1, 1998. Such a city will produce 1,000 tons of sewer waste per day. It is assumed that only one quarter of it will be treated and reclaimed. At a 4:1 waste to OdorCheck ratio, that will amount to usage of 22,812 tons of OdorCheck during the year for one system. When fully operational, that would amount to $2,281,200 in annual revenues to the Company. The projections are less than that reflecting gradual progression toward full operation.

4. The institutional/commercial sales projection anticipates sales through food service companies and commercial distributors.

5. The infomercial/direct sales projection anticipates sales through the Home Shopping Network and other electronic media suitable for direct mail order sales.

6. The multilevel marketing sales projection anticipates sales that are achieved through hierarchical individual networks which rely primarily on individual contact and relationships.

7. The bulk retail sales projection anticipates sales through warehouse type price clubs.

8. Sales of pet industry products, on a monthly basis, will be primarily the Company's SpotCheck product and they are estimated at twelve and one half pallets of the one pound can and twelve and one half pallets of the five pound buckets, beginning with March 1997. Beginning in April 1997, the monthly sales volumes are projected to double and to increase thereafter at the rate of five percent per year.

9. Sales of the lawn care products, which are packaged the same as the pet industry products, are estimated to be the same as the pet industry products. Other lawn care products are being developed.

10. Interest income is estimated based on a yield of five percent on a more or less constant $1,200,000 available for short term investment. Cash flow generated from net income, if any, will be used to make capital improvements, fund product development and pay dividends where appropriate.

11. The OdorCheck products will be packaged by, or contract packaged through, Damon. The cost to deliver the raw material to Damon is estimated to be $200/ton, $150/ton, $100/ton and $50 for the years 1997, 1998, 1999, and 2000, respectively.

The pet and lawn products are somewhat more mature products and are being packaged by the Company. The cost projections are based on the unit volumes projected in Notes 8 and 9 above.

12. The outside marketing expenses are declining fees paid to Damon relating to the roll out of the OdorCheck products.

13. Management salaries are projected at $100,000/year for both Harry and Steve Vonderheide beginning October 1, 1996. These salaries are projected to be increased at the rate of five percent per year.

14. The salesperson salary is for one internal salesperson at the rate of $36,000/year beginning on October 1, 1996 and increasing at the rate of ten percent per year.

15. Other salaries includes an administrative assistant projected at $24,000/year beginning October 1, 1996, and increasing at a rate of ten percent per year. This category also includes part time clerical help at 1,000 hours per year at $8 per hour.

16. Office rent is $.50 per square foot per month on 2,400 square feet at 806 Packer Way, Sparks, Nevada.

17. Accounting fees are estimated at $20,000 for the annual audit, tax return and Securities and Exchange Commission filings. Legal fees are estimated at $10,000 for the annual Securities and Exchange Commission filings.

18. Depletion is based on 15,000,000 tons of original deposits with an original carrying value of $10,000,000.

19. Amortization is based on $10,000 of leasehold improvements with a twenty-nine month life (through January 31, 1999). Depreciation is based on rates prescribed by Internal Revenue Service on $40,000 of equipment (primarily office equipment) with a seven year life.

                                      *****

                              NATURENU CORPORATION
                          (a development stage company)
                              FINANCIAL STATEMENTS
                                NOVEMBER 20, 1996

                              NATURENU CORPORATION
                          (a development stage company)
                              FINANCIAL STATEMENTS
                                NOVEMBER 20, 1996



  Accountants' Report  .............................................     1

  Financial Statements

      Balance Sheet - Assets  ......................................     2

      Balance Sheet - Liabilities and Stockholders' Equity .........     3

      Income Statement..............................................     4

      Statement of Stockholders' Equity.............................     5

      Statement of Cash Flows   ....................................     6

  Notes to the Financial Statements  ...............................     7

                                 MERLE S. FINKEL
                           CERTIFIED PUBLIC ACCOUNTANT
210 Grant Street                                                (412) 393-0805
Suite 1                                                         (310) 473-4700
Pittsburgh, PA 15219




                               ACCOUNTANT'S REPORT


To the Board of Directors and Stockholders of NatureNu(TM) Corporation
Sparks, Nevada


I have audited the accompanying balance sheets of NatureNu(TM) Corporation at November 20, 1996 and the related statement of income, stockholders' equity, and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NatureNu(TM) Corporation at November 20, 1996, and the results of its operations, cash flows and stockholders' equity for the period then ended in conformity with generally accepted accounting principles.




/s/  MERLE S. FINKEL
---------------------------
Merle S. Finkel
Pittsburgh, Pennsylvania
November 25, 1996

                              NATURENU CORPORATION
                          (a development stage company)

                                  BALANCE SHEET
                                NOVEMBER 20, 1996
                                     ASSETS
Current Assets
--------------

         Cash                                    $     18,653
         Accounts receivable                           18,400
         Inventory-Finished Goods                      27,328
                                                   ----------

              Total Current Assets                                       64,381

Property and Equipment (Note 2)
----------------------

     Furniture, fixtures  and improvements             25,000
     Plant equipment                                   15,000
                                                   ----------
                                                       40,000

   Less: Accumulated depreciation                       2,667
                                                   ----------

         Net Property and Equipment                                      37,333


Mineral Rights   (Notes 2, 3 and 4)                                  10,000,000

0ther Assets
------------

         Organization costs (net of accumulated
              amortization)  (Note 1)                                    12,911
                                                                    -----------


              Total Assets                                          $10,114,625
                                                                     ==========












    The accompanying notes are an integral part of these financial statements


                              NATURENU CORPORATION
                          (a development stage company)

                                  BALANCE SHEET
                                NOVEMBER 20, 1996


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
-------------------

         Accounts payable                                                     $   21,215
         Loan payable                                                             62,400
                                                                              ----------

         Total Current Liabilities                                                83,615
Stockholders' Equity

Preferred stock- 10,000,000 shares authorized;
   at $.001 par value, 0 issued and outstanding                      0
Common stock- 15,000,000 shares at $.001 par value
             authorized; issued and outstanding
            9,375,000 shares                                     9,375
        Additional paid in capital                          10,047,557
        Accumulated deficit                                    (25,880)
                                                           -----------

             Total Stockholders' Equity                                       10,031,010
                                                                             -----------


             Total Liabilities and Stockholders' Equity                      $10,114,625
                                                                              ==========







                       The accompanying notes are an integral part of these financial statements

                                                      3


                              NATURENU CORPORATION
                          (a development stage company)

                               STATEMENT OF INCOME

                FOR THE PERIOD JULY 31, 1996 TO NOVEMBER 20, 1996



  Net Sales                                                $    47,711

  Cost of Goods Sold                                             6,270
                                                           -----------
  Gross Profit                                                  41,441
                                                           -----------
   Operating expenses:

   General and administrative expenses                          42,398
   Auto expense                                                  4,089
   Rent                                                            785
   Payroll/commission                                           13,670
   Stock issued for software license                               208
   Stock issued to consultants                                   2,580
   Depreciation                                                  2,667
   Amortization of organization costs                              924
                                                           -----------

   Total operating expenses                                     67,321
                                                           -----------
  Net (loss)                                               $   (25,880)
                                                           ===========

  Weighted average number of shares outstanding              9,375,000
                                                             =========

  Net (loss) per share                                         nil
                                                               ===












    The accompanying notes are an integral part of these financial statements


                                               NATURENU CORPORATION
                                           (a development stage company)

                                         STATEMENT OF STOCKHOLDERS' EQUITY

                                        FROM INCEPTION TO NOVEMBER 20, 1996



                                           Common Stock              Additional                          Stock-
                                      ------------------------        Paid-In          Retained         holders'
                                       Shares        Par Value        Capital           Earnings          Equity
                                       ------        ---------        -------           --------          ------

Incorporation on July  31, 1996             0      $         0                0                0                 0

Issuance of common stock for
   license agreement to use
   the  software on DEC VAX
   computer system                    208,434              208                0                0               208

Issuances of Stock to Founders:

Issuance of stock for rights
  to mining claims and
  net assets acquired               6,545,000            6,545       10,047,557                0        10,054,102

Issuance of stock to Consultants    2,421,566            2,422                0                0             2,380

Issuance of stock to Consultant       200,000              200                0                0               200

Loss-from inception to
     Nov. 20, 1996                          0                0                0          (25,880)          (25,880)
                                  -----------      -----------      -----------      -----------       -----------

Balance November 20, 1996           9,375,000      $     9,375       10,047,557          (25,880)       10,031,010
                                  ===========      ===========      ===========      ===========       ===========


















                     The accompanying notes are an integral part of these financial statements

                                                   5

                              NATURENU CORPORATION
                          (a development stage company)

                             STATEMENT OF CASH FLOWS

                FOR THE PERIOD JULY 31, 1996 TO NOVEMBER 20, 1996



CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss)                                                            $ (25,880)

       ADJUSTMENTS TO RECONCILE NET  INCOME TO CASH PROVIDED
          BY OPERATING ACTIVITIES

       Amortization and depreciation                                      3,591
       (Increase) in accounts receivable                                (18,400)
       (Increase) in inventory                                          (27,328)
       (Increase) in organization costs                                 (13,835)
       Increase in accounts payable                                      21,215
                                                                      ---------
                  NET CASH (USED) BY OPERATING ACTIVITIES               (60,637)
                                                                      ---------

CASH FLOW FROM INVESTING ACTIVITIES

   (Increase) in furniture, fixtures and equipment                      (40,000)
                                                                      ---------

                  NET CASH (USED) BY INVESTING ACTIVITIES               (40,000)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES

Equipment and beginning cash balance ($8,804) for stock issued
   in connection with asset and mining claims acquisition                54,102
Loan payable                                                             62,400
Stock issued for consulting services                                      2,580
Stock issued for software license                                           208
                                                                      ---------
                  NET CASH PROVIDED BY FINANCING ACTIVITIES             119,290
                                                                      ---------
NET INCREASE IN CASH                                                     18,653
CASH BALANCE, BEGINNING                                                       0
                                                                      ---------
CASH BALANCE, END OF PERIOD                                           $  18,653
                                                                      =========






    The accompanying notes are an integral part of these financial statements

                              NATURENU CORPORATION
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                NOVEMBER 20, 1996

Note 1   Summary of Significant Accounting Policies:
         -------------------------------------------

          This summary of significant accounting policies of NATURENU CORPORATION (a development stage Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

          (a) Organization and Business Activities:

               The Company was incorporated July 31, 1996 under the laws of the State of Nevada. The Company's main business activity is the extraction of raw soil from the mining claims under jusisdiction of the BLM. The soil is milled, packaged into container sizes per customer specifications, and delivered.

          (b) Depreciation:

               Depreciation is provided by the straight-line method at rates calculated to depreciate cost over the estimated useful lives of respective assets. Upon sale or retirement of the respective assets, the related cost and accumulated depreciation are eliminated from the accounts, and gains or losses are reflected in income. Repair and maintenance expenditures, not anticipated to extend original asset lives, are charged to income as incurred.

          (c) Inventory

               Inventory is stated at the lower of cost or market comprised as follows:

              Finished goods of Spot Check and Lawn Check              $19,428
              Packaged Seasoil(TM)for shipment to Damon                  7,900
                                                                       -------

                   Total Finished Inventory                            $26,428
                                                                       =======

          (d) Fiscal Year:

               The Company operates on a June 30 fiscal year.

          (e) Basis of Operation:

               The Company prepares its financial statements and federal income taxes on the accrual basis of accounting.

          (f) Organization costs:

               Organization costs are amortized over sixty months.

                              NATURENU CORPORATION
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

                                NOVEMBER 20, 1996


Note 1    Summary of Significant Accounting Policies: (Continued)
          -------------------------------------------

          (g) Property and Equipment:

               Amounts   represent  the  net   realizable   value  of  equipment
               transferred from Devil Gate's shareholders to NatureNu(TM) as part of the asset acquisition.


Note 2     Acquisition of  Tangible Assets and Mineral Claim Rights:
           --------------------------------------------------------

          The Company purchased the tangible assets and mining rights from the two shareholders of Devil's Gate Mining, Inc., a Nevada Corporation (incorporated on February 10, 1983) in exchange for 6,545,000 shares of common stock of the Company. The mineral and mining rights is for 680 acres comprised of nine separate mining claims. The elements in the mining claims contain rich deposits of natural trace minerals (the trade name "Seasoil(TM)" is given to this product ) which are used in conjunction with other materials for products which are sold to the general public. These mining claims are located in the Oneota Mining District of Esmeralda County, Nevada, west of highway 95 and about 56 miles from Tonopah, Nevada. The mineral and mining rights are recorded in the County recorder's office and are also registered with the Bureau of Land Management (BLM) and are renewed on an annual basis in order to keep them in good standing. The Company projects that the usable quantity of Seasoil(TM) to be obtained from these claims is a minimum of 5,000,000 tons. Seasoil(TM) has been sold at prices ranging from $850 to $1,000 per ton.

          The rights to mine these claims for Seasoil(TM) has been valued at $10,000,000 by the consultants. The shareholders of Devil's Gate Mining have adopted that value as a fair representation of the mining claims. The shareholders consider the valuation of the mining claims to be conservative as the potential of Seasoil(TM) sales at the current price will be in excess of a billion dollars.

          The prior owners have established various products utilizing the Seasoil(TM) that have been used and sold for which the Company will continue to benefit. These products are as follows:

               1. Seasoil(TM) is certified for unrestricted use as an agricultural mineral by the California Certified Organic Farmers
          (CCOF). For use as a soil builder, it provides a natural, non-polluting supplement of micronutrients to soils that are deficient in trace elements. Seasoil(TM) is the basic raw product from the mining operations.

               2. Spot Check and Lawn Check are products combining Seasoil(TM) with other ingredients for the repair of yellow spots (in lawns) from dog waste, and to repair hard to grow or damaged areas.

                              NATURENU CORPORATION
                         (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

                                NOVEMBER 20, 1996

Note 2    Acquisition of  Tangible Assets and Mineral Claim Rights: (Continued)
          --------------------------------------------------------

               3.  OdorCheck(TM)  is the proprietary  product name for packaging the Seasoil(TM) as an odor control for industrial, home and environmental problems and is a key ingredient in the treatment of sewer sludge.

               Seasoil(TM) has been sold to various customers for their use of Seasoil(TM) in various products. For the OdorCheck(TM) product, the Company is in the process of formalizing an exclusive marketing and distribution agreement with Damon. A final Agreement is expected by the end of November, 1996. Damon is a Sparks, Nevada Company which had been purchasing Seasoil(TM) from the predecessor company to NatureNu(TM). NatureNu(TM) is continuing to sell Seasoil(TM) to Damon at $1,000 a ton.

Note 3    Related Party Transactions:
          ---------------------------

          In accordance with the disclosure requirements of FAS 57, the following summarizes the relationship of the parties.

          The predecessor shareholders' of Devil's Gate Mining, Inc., consisted of two individuals who now own 69.8% of the Company's stock, and the consultants which received 2,621,566 shares now own 30.0% of the Company's founders' stock.

          Fusiones y Adquisiciones FYA de San Jose S.A. loaned the Company $64,200 for working captial purposes. The loan is for a period of one year and bears no interest.

Note 4    Impaired Future Right to Mine Claims:
          -------------------------------------

          The requirements of SFAS No. 121 requires disclosure of an impaired asset.

          The mining claims currently provide for the right to mine an area of five (5) acres in order to obtain the Company's Seasoil(TM) product.

          In order for the  Company to obtain the right to mine  beyond the five
          (5) acres, a detailed Plan of Operations and the preparation of an Environmental Assessment Report will be required to analyze the potential impacts for the mining operation.

          This approval process constitutes a standard procedure as required by the mining regulations and the National Environmental Policy Act
          (NEPA) and management believes that it should not have any problems in obtaining the necessary permits to expand its operations beyond the five (5) acre approved site currently be used.

          Management represents that the five (5) acres currently being mined will provide in excess of 100,000 tons of Seasoil(TM) which should meet the production demands for the next three to five years. In the event that the mining rights are never expanded beyond the five (5) acre parcel, the sales from this site at the current price per ton would exceed $100 million in sales. In management's opinion that alone is sufficient to value the mining claims as stated in the financial statements.

                              NATURENU CORPORATION
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

                                NOVEMBER 20, 1996


Note 5       Options & Warrants:
             -------------------

             The Company has no outstanding options or warrants.

Note 6       Dividend Policy:
             ----------------

             The Company has not adopted a policy regarding dividends at this time.

Note 7       Litigation:
             -----------

             The Company's management and legal counsel indicate, to the best of their knowledge and belief, there is no litigation in process or pending.

========================================     ===================================

No dealer,  salesman or any other person
has   been   authorized   to  give   any
information     or    to    make     any
representations  not  contained  in this
Prospectus in connection  with the offer
contained herein, and, if given or made,
such information or representation  must                 $1,800,000
not  be  relied   upon  as  having  been
authorized   by  the   Company   or  any
Underwriter.  This  Prospectus  does not
constitute   an  offer  to  sell,  or  a
solicitation.   The   delivery  of  this
Prospectus, under any circumstances,  at
any  time,   does  not  imply  that  the
information contained herein is correct as of any time subsequent to its date.
                                                     NatureNu Corporation

            TABLE OF CONTENTS

PROSPECTUS SUMMARY........................1
 The Offering.............................1
 Company Background.......................1
 Recent Marketing/Manufacturing
   Agreements.............................1
 Risk Factors.............................1
 Use of Proceeds..........................1
RISK FACTORS..............................2
DILUTION..................................3             COMMON STOCK
MANAGEMENT'S DISCUSSION AND ANALYSIS OF               AT $3.00 PER SHARE
 FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................4
HISTORY AND BUSINESS......................5
INDEPENDENT APPRAISAL OF THE DEVIL'S GATE
    MINING CLAIMS.........................5
PRODUCT SALES.............................7
MACRONUTRIENTS/TRACE MINERALS BACKGROUND.10         --------------------
LABORATORY ANALYSIS......................12
USE OF PROCEEDS..........................13              PROSPECTUS
MANAGEMENT...............................13
 Directors and Executive Officers .......13         --------------------
 Biographies of Management...............13
 Compensation............................15
 Principal Shareholders..................15
 Offices.................................15
 Transactions with Management and Others.15
TERMS OF THE OFFERING....................16
TRANSFER AGENT...........................16
LEGAL MATTERS............................16
CAPITALIZATION...........................16
FINANCIAL STATEMENTS ....................16
ADDITIONAL INFORMATION...................16
GLOSSARY.................................17
PRO FORMA FINANCIAL PROJECTIONS..........18
ASSUMPTIONS..............................19

Until  _________________  (25 days after
the   commencement   of  the  Offering),
dealers  effecting  transactions  in the
registered  securities,  whether  or not
participating in the  distribution,  may                             , 1996
be  required  to  deliver a  Prospectus.                 -----------
This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold subscriptions.

===========================================     ================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

     Expenses in connection with the issuance and distribution of the Common Stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

   Registration fee.............................................. $ 3,396
   NASD fee......................................................   1,000
   Printing expenses.............................................   3,000
   Accounting fees and expenses..................................   5,000
   Legal fees and expenses.......................................  35,000
   State securities law fees and expenses........................   5,000
   Stock Transfer Escrow Agent Fees..............................   1,500
   Miscellaneous expenses........................................   2,500
                                                                 --------

                                                         Total    $56,396
                                                        ['
          =======


Item 14.  Indemnification of Directors and Officers

     The Nevada Corporation Code Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

     The Company's Bylaws provide as follows:

     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     To the extent that a director, officer, employee, fiduciary or agent of the corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in the first two paragraphs of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

     Any indemnification under the first two paragraphs of this Article VII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said first two paragraphs. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by the shareholders.

     Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in this Article VII upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article VII.

     The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

     Reference  is  made to the  form of the  Underwriting  Agreement  filed  as
Exhibit 1.1 hereto which contains provisions for indemnification of the Company, its directors, officers, and any controlling persons, by the Underwriters against certain liabilities for information furnished by the Underwriters.


Item 15.  Recent Sales of Unregistered Securities

     During the period commencing in June, 1996, the Registrant has issued the following unregistered securities: 2,421,566 shares of Common Stock were issued to Fusiones y Adquisiciones FYA de San Jose, S.A., pursuant to a three-year consulting agreement, including for arranging for the Company's corporate structure, assisting in initial capitalization with eighteen business associates of the Registrant for an aggregate of $62,000, and negotiating the terms of the capitalization for this Offering. 408,434 shares of Common Stock were issued to TextBase Imaging Corp. for the licensing of Infocen Database Management Technology, of which 108,459 shares were declared as a stock dividend to the former shareholders of the 3CI Corporation, of which Mr. Tucker was an interim President while that company was being sold. These securities were issued pursuant to the exemption from registration provided for in Sections 4(1), 4(2) and Regulation D Rule 504 of the Securities Act of 1933, being issued to officers, directors and affiliated business associates in connection with the formation of the Registrant.

Item 16.  Exhibits

     Exhibit No.  Description


        (3)       (i)  Articles of Incorporation *
                  (ii) Bylaws *
        (5)       Opinion re Legality
        (23)      Consent of Counsel and Experts
        (24)      Power of Attorney
        (99)   A. Devil's Gate Quit Claim Deeds to the Company *
        (99)   B. Edward R. Evatz Devil's Gate Appraisal *

*  To be filed by Amendment

Item 17.  Certain Undertakings

     A. The Undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement;

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");
                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new, registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Reno, Nevada on the 18th day of November, 1996.

                                      NatureNu Corporation


                                      By /s/  STEPHEN L. VONDERHEIDE
                                         ---------------------------------------
                                         Stephen L. Vonderheide
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned persons, in any capacity, hereby severally constitutes a majority of the Board of Directors and each of them singularly, his true and lawful attorney with full power to and each of them to sign for him and in his name and in the capacity indicated below this Registration Statement and any and all amendments thereto.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated, representing a majority of the Board of Directors.


Signature                                    Title                                        Date
---------                                    -----                                        ----


/S/  STEPHEN L. VONDERHEIDE                  Chairman, President, Chief                   November 18, 1996
---------------------------------            Executive Officer, Chief Financial
Stephen L. Vonderheide*                      Officer and Director



/S/  LESLIE FARIAS VONDERHEIDE               Secretary and Director                       November 18, 1996
---------------------------------
Leslie Farias Vonderheide*



/S/  JOHN A. MOLINI                          Director                                     November 18, 1996
---------------------------------
John A. Molini



_____________________________________        Director                                     November 18, 1996
Joseph G. Papez



_____________________________________        Director                                     November 18, 1996
James M. Wells

-------
*Wife of the President

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------


   (5)        Opinion re Legality
   (23)       Consent of Counsel and Experts
   (24)       Power of Attorney